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                                                                    EXHIBIT 99.1



                                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                             FOR MORE INFORMATION CONTACT:
                                                  KARA GRADY 404-847-4302
                                                  KARA_GRADY@US.CRAWCO.COM

                                                  December 20, 2005


      CRAWFORD'S BOWMAN NAMED COO OF GLOBAL PROPERTY AND CASUALTY SERVICES


ATLANTA -- Thomas W. Crawford, president and CEO of Crawford & Company, announced today that Jeffrey T. Bowman, president, International Operations, has been named chief operating officer, Global Property and Casualty Services, effective January 1.

This newly created position joins the property and casualty operations worldwide to maximize consistent delivery and to ensure that Crawford provides standardized business practices and quality service delivery to all of its property and casualty clients worldwide. Bowman will also oversee business development as it relates to the property and casualty market.

"Jeff's leadership will ensure that we continually evaluate and improve how we package and sell our property and casualty services globally, making certain we are consistent and consultative in our approach," said Tom Crawford. "Jeff's long history of success coupled with his experience, demonstrated leadership ability, and vision will be tremendous assets as he continues to grow this core service of Crawford & Company".

Bowman joined Crawford in 1990 after Crawford purchased a company he partly owned. From 1991 to 1994, Bowman served as financial director for all of Crawford's operations outside the U.S. During this time he was involved in various strategic acquisitions and Crawford's global coverage increased significantly. In 1995, Bowman moved from London to Crawford's Home Office in Atlanta, and was appointed as vice president of International Finance. He was subsequently named vice president of International Strategic Planning of Crawford's International Group. In 2001, Bowman was appointed president of Crawford's International Operations, a position he has held until now.





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Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world's largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 63 countries. Major service lines include workers' compensation claims administration and healthcare management services, property and casualty claims management, class action services and risk management information services. The Company's shares are traded on the NYSE under the symbols CRDA and CRDB.


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